EXHIBIT 99.1

Orbitz Worldwide and United Continental Holdings Extend Relationship

Chicago, Feb. 14, 2012 - Orbitz Worldwide Inc. (NYSE: OWW) today announced that it has reached a multi-year agreement by which United Continental Holdings, Inc. (NYSE: UAL) will sell United and Continental flights on the Orbitz.com, CheapTickets.com and Orbitz for Business online travel sites.

United Airlines, Continental Airlines and their regional affiliates operate more than 5,600 daily flights to 376 destinations. Both United and Continental played leadership roles in the creation of Orbitz and the extension of the Orbitz relationship reflects a successful distribution partnership that dates back to the Orbitz launch in 2001.

In North America, Orbitz Worldwide operates the Orbitz.com, CheapTickets.com and Away.com consumer travel sites and the Orbitz for Business site in addition to ebookers.com in Europe, and HotelClub.com and RatestoGo.com in Asia-Pacific. As one of the world's leading online travel sites, it sells more than $11 billion of travel each year.

The agreement will give Orbitz.com, CheapTickets.com and OrbitzforBusiness.com customers access to all United and Continental fares, schedules and inventory.  The companies will also work together on innovative merchandising and promotional programs designed to maximize exposure for products, services and revenue sources.

“United Continental's broad network provides our customers with many options for both business and leisure travel. We are pleased that the millions of travel shoppers who visit Orbitz each week will have access to United Continental's fares, schedules and destinations,” said Mike Nelson, president of the partner services group for Orbitz.

About Orbitz.com
Orbitz.com is a leading online travel company that enables travelers to search for and book an array of travel products and services, including flights, hotels, car rentals, cruises, and vacation packages. Since launching its website in June 2001, Orbitz.com has become one of the largest online travel sites in the world and has led the industry with innovations including the Orbitz Matrix Display and Orbitz Price Assurance. The Matrix Display revolutionized the way the travel industry displayed fares and makes it quick and easy for consumers to compare flights, rental cars and vacation packages. The Price Assurance program gives travelers confidence that they have the lowest Orbitz price on their flight or hotel. With Price Assurance, if another Orbitz customer books the same flight or prepaid hotel for less, we'll send you a check for the difference -- automatically. Orbitz.com also offers "Insider Steals" a weekly, members-only flash sale that provides exclusive deals of 50% or more off of handpicked hotels in top destinations around the world. On Orbitz.com consumers can search a broad range of suppliers worldwide. Orbitz.com is owned by Orbitz Worldwide. Stay connected to Orbitz.com with sale alerts, exclusive promotions and engaging conversations by following Orbitz on Facebook, Twitter and the Orbitz Travel Blog.

About Orbitz Worldwide
Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz, CheapTickets, ebookers, HotelClub, RatesToGo and the Away Network. Also within the Orbitz Worldwide family, Orbitz Worldwide Distribution delivers private label travel solutions to a broad range of partners including many of the world's largest airlines, and Orbitz for Business delivers managed corporate travel solutions for corporations. Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at http://investors.orbitz.com. You can sign up to receive email alerts whenever the company posts new information to the website.

About United Continental Holdings, Inc.
United Continental Holdings, Inc. (NYSE: UAL) is the holding company for both United Airlines and Continental Airlines. Together with United Express, Continental Express and Continental Connection, these airlines operate an average of 5,656 flights a day to 376 airports on six continents from their hubs in Chicago, Cleveland, Denver, Guam, Houston, Los Angeles, New York/Newark Liberty, San Francisco, Tokyo and Washington, D.C. United and Continental are members of Star Alliance, which offers more than 21,000 daily flights to 1,290 airports in 189 countries. United and Continental's more than 80,000 employees reside in every U.S. state and in many countries around the world. For more information about United Continental Holdings, Inc., go to UnitedContinentalHoldings.com. For more information about the airlines, see united.com and continental.com or follow United on Twitter and Facebook.

Forward-Looking Statements

This press release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, the company's expected financial performance and its strategic operational plans. The results presented are unaudited. The company's actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; the termination of any major supplier's participation on the company's websites; maintenance and protection of the company's information technology and intellectual property; the outcome of pending litigation; the company's level of indebtedness; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the company's filings with the Securities and Exchange Commission ("SEC") which are available on the SEC's website at www.sec.gov or the company's Investor Relations website at investors.orbitz.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release.

SOURCE Orbitz Worldwide

Media contacts:

Orbitz Worldwide
Tim Enstice
312-894-4721
tim.enstice@orbitz.com

United Continental Media Relations
312.997.8640